UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 22, 2016

ARAX HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-185928	99-0376721
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2329 N. Career Avenue, Suite 317, Sioux Falls, SD 57107
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (605)-553-2238

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As part of a comprehensive quality assessment of prior accounting work provided to the Company, the Treasurer and Chief Executive Officer of the Company identified two payments made on behalf of the Company by a Related Party that were inadvertently not included in first and second quarter periodic reports for FY 2016. On December 1, 2015, a payment of $65,000 was made to reduce the Company’s debt obligation to a third party note holder. On April 27, 2016, a payment of $20,000 was made to further reduce the Company’s debt obligation to that same note holder.

The Company had timely disclosed and discussed these payments with its outside accounting vendor. However, neither payment was included in calculations that were the subject of work then being performed for the Company relating to the 10Q for Q2 2016. One of these disclosures should also have been reported in a restatement of the prior filed 10Q for Q1 2016. The Company was not so advised by the accounting firm at the time.

The independent audit firm for the Company was immediately notified of these circumstances by the Chief Executive Officer and concurred with the Company on December 22, 2016, that these are material items and should be the subject of restatement(s).

The Company’s outside accounting vendor has agreed to immediately correct these errors through preparation of 10QA re-statements of Q1 2016 and Q2 2016. These corrective actions and filings will be filed promptly after review by the Company and its auditors. These filings will then enable filing of an accurate 10Q for Q3 2016, which has been delayed by the above-noted assessment by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAX HOLDINGS CORP.

Date: December 28, 2016	By:	/s/ Steven J. Keough
	Name:	Steven J. Keough

	Title:	President, Chief Executive and Financial Officer